Exhibit 10.18

AMERICAN FEDERAL SAVINGS BANK

SALARY CONTINUATION AGREEMENT

THIS AGREEMENT is made this 16th day of November, 2006, by and between AMERICAN FEDERAL SAVINGS BANK (the “Company”), and Rachel R. Amdahl (the “Executive”).

INTRODUCTION

To encourage the Executive to remain an employee of the Company, the Company is willing to provide salary continuation benefits to the Executive. The Company will pay the benefits from its general assets.

AGREEMENT

The Executive and the Company agree as follows:

Article 1

Definitions

1.1	Definitions. Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1.1	“Code” means the Internal Revenue Code of 1986, as amended. References to a Code section shall be deemed to be to that section as it now exists and to any successor provision.

1.1.2

“Disability” means, if the Executive is covered by a Company sponsored disability insurance policy, total disability as defined in such policy without regard to any waiting period. If the Executive is not covered by such a policy, Disability means the Executive suffering a sickness, accident or injury which, in the judgment of a physician satisfactory to the Company, prevents the Executive from performing substantially all of the Executive’s normal duties for the Company. As a condition to any benefits, the Company may require the Executive to submit to such physical or mental evaluations and tests as the Company’s Board of Directors deems appropriate.

1.1.3	“Early Retirement Date” means the Executive attaining age sixty (60) and completing twenty (20) years of service.

1.1.4	“Normal Retirement Date” means the Executive attaining age sixty-five (65) and completing twenty (20) years of service.

1.1.4a	“Plan Year” shall mean the period commencing on the anniversary date of the Agreement.

1.1.4b	“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Company if any stock of the Company is publicly traded on an established securities market or otherwise.

1.1.5	“Termination of Employment” means the termination of the Executive’s employment for reasons other than death. Whether a Termination of Employment takes place is determined based on the facts and circumstances surrounding the termination of the Executive’s employment and whether the Company and the Executive intended for the Executive to provide significant services for the Company following such termination. A change in the Executive’s employment status will not be considered a Termination of Employment if:

(a)	the Executive continues to provide services as an employee of the Company at an annual rate that is twenty percent (20%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or, if employed less than three years, such lesser period) and the annual remuneration for such services is twenty percent (20%) or more of the average annual remuneration earned during the final three full calendar years of employment (or, if less, such lesser period), or

(b)	the Executive continues to provide services to the Company in a capacity other than as an employee of the Company at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or if employed less than three years, such lesser period) and the annual remuneration for such services is fifty percent (50%) or more of the average remuneration earned during the final three calendar years of employment (or is less, such lesser period).

1.1.6	“Years of Service” means the total number of twelve-(12) month periods during which the Executive is employed on a full-time basis by the Company, inclusive of any approved leaves of absence.

Article 2

Lifetime Benefits

2.1	Normal Retirement Benefit. If the Executive terminates employment on or after the Normal Retirement Date for reasons other than death, the Company shall pay to the Executive the benefit described in this Section 2.1.

2.1.1	Amount of Benefit. The benefit under this Section 2.1 is the benefit described in Schedule A (Column G).

2.1.2

Payment of Benefit. The Company shall pay one-twelfth (1/12th) of the annual benefit to the Executive on the first (1st) day of each month commencing with the month following the Retirement Date and continuing until the Executive’s death.

2.2	Early Retirement Benefit. If the Executive terminates employment after the Early Retirement Date but before the Normal Retirement Date, and for reasons other than Death or Disability, the Company shall pay to the Executive the benefit described in this Section 2.2.

2.2.1	Amount of Benefit. The benefit under this Section 2.2 is the benefit determined under Schedule A, based on the date of the Executive’s Termination of Employment.

2.2.2

Payment of Benefit. The Company shall pay one-twelfth (1/12th) of the annual benefit to the Executive on the first (1st) day of each month commencing with the month following the Executive’s Termination of Employment and continuing until the Executive’s death.

2.3	Disability Benefit. If the Executive terminates employment for Disability prior to the Normal Retirement Date, the Company shall pay to the Executive the benefit described in this Section 2.3.

2.3.1	Amount of Benefit. The benefit under this Section 2.3 is the benefit determined under Schedule A based on the date of the Executive’s Termination of Employment.

2.3.2

Payment of Benefit. The Company shall pay one-twelfth (1/12th) of the annual benefit to the Executive on the first (1st) day of each month commencing with the month following the Executive’s Termination of Employment and continuing until the Executive’s death.

2.4	Termination at Request of Company. If the Company terminates the Executive’s employment for any reason, except for the reasons set forth in Section 5.2, the Company shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.

2.4.1	Amount of Benefit. The benefit under this Section 2.4 is the benefit determined under Schedule A based on the date of the Executive’s Termination of Employment.

2.4.2

Payment of Benefit. The Company shall pay one-twelfth (1/12th) of the annual benefit to the Executive on the first (1st) day of each month commencing with the month following the date of Termination of Employment and continuing until the Executive’s death.

2.5	Restriction on Timing of Distributions. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at Termination of Employment under such procedures as established by the Company in accordance with Section 409A of the Code, benefit distributions that are made upon Termination of Employment may not commence earlier than six (6) months after the date of such Termination of Employment. Therefore, in the event this Section 2.5 is applicable to the Executive, any distribution which would otherwise be paid to the Executive within the first six months following Termination of Employment shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Termination of Employment. All subsequent distributions shall be paid in the manner specified.

2.6	Distributions Upon Income Inclusion Under Section 409A of the Code. Upon the inclusion of any amount into the Executive’s income as a result of the failure of this non-qualified deferred compensation plan to comply with the requirements of Section 409A of the Code, to the extent such tax liability can be covered by the amount the Company has accrued with respect to the Company’s obligations hereunder, a distribution shall be made as soon as is administratively practicable following the discovery of the plan failure.

2.7	Change in Form or Timing of Distributions. All changes in the form or timing distributions hereunder must comply with the following requirements. The changes:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and the regulations thereunder;

(b)	must, for benefits distributable under Sections 2.1, 2.2, 2.3 and 2.4, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(c)	must take effect not less than twelve (12) months after the election is made.

Article 3

Death Benefits

3.1	Death During Active Service. If the Executive dies while in the active service of the Company, the Company shall pay to the Executive’s beneficiary the benefit described in this Section 3.1.

3.1.1.	Amount of Benefit. The benefit under Section 3.1 is the benefit that would have been paid to the Executive under Section 2.1 calculated as if the date of the Executive’s death were the Normal Retirement Date.

3.1.2.

Payment of Benefit. The Company shall pay one-twelfth (1/12th) of the annual benefit to the Beneficiary on the first (1st) day of each month commencing with the month following the Executive’s death and continuing for one hundred eighty (180) total months.

3.2	Death During Benefit Period. If the Executive dies after benefit payments have commenced under this Agreement but before receiving benefits for one hundred eighty (180) months, the Company shall pay the remaining benefits to the Executive’s beneficiary at the same time and in the same amounts they would have been paid to the Executive until the expiration of one hundred eighty (180) months from the time payments commenced.

Article 4

Beneficiaries

4.1	Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Company during the Executive’s lifetime. The Executive’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive’s surviving spouse, if any and if none, to the Executive’s surviving children and the descendants of any deceased child by right of representation, and if no children or descendants survive, to the Executive’s estate.

4.2

Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetency, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

Article 5

General Limitations

Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement:

5.1	Excess Parachute Payment. To the extent the benefit would be an excess parachute payment under Section 280G of the Code.

5.2	Termination for Cause. If the Company terminates the Executive’s employment for:

5.2.1	Gross negligence or gross neglect of duties;

5.2.2	Commission of a felony or of a gross misdemeanor involving moral turpitude; or

5.2.3	Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Executive’s employment and resulting in an adverse effect on the Company.

5.3	Suicide. No benefits shall be payable if the Executive commits suicide within two (2) years after the date of this Agreement, or if the Executive has made any material misstatement of fact on any application for life insurance purchased by the Company.

5.4	Vesting. Benefits are not vested prior to twenty (20) years of continuous service.

5.5	Payment of Benefits. With the exception for death, disability (Section 1.1.2), early retirement (Section 1.1.3), or terminations at request of Company (Section 2.4), payment of benefits will not be made until the participant attains age sixty-five (65).

Article 6

Claims and Review Procedures

6.1	Claims Procedure. The Company shall notify the Executive’s beneficiary in writing, within ninety (90) days of his or her written application for benefits, of his or her eligibility or noneligibility for benefits under the Agreement. If the Company determines that the beneficiary is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Agreement’s claims review procedure and other appropriate information as to the steps to be taken if the beneficiary wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the beneficiary of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety – (90) day period.

6.2	Review Procedure. If the beneficiary is determined by the Company not to be eligible for benefits, or if the beneficiary believes that he or she is entitled to greater or different benefits, the beneficiary shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within sixty (60) days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the beneficiary believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Company of the petition, the Company shall afford the beneficiary (and counsel, if any) an opportunity to present his or her position to the Company orally or in writing, and the beneficiary (or counsel) shall have the right to review the pertinent documents. The Company shall notify the beneficiary of its decision in writing within the sixty- (60) day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the beneficiary and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the sixty-(60) day period is not sufficient, the decision may be deferred for up to another sixty-(60) day period at the election of the Company, but notice of this deferral shall be given to the beneficiary.

Article 7

Amendments and Termination

7.1	Amendments. The Company may unilaterally amend this Agreement to Conform with written directives to the Company from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder.

7.2	Plan Termination Generally. The Company may terminate this Agreement unilaterally at any time. The benefit hereunder shall be the amount the Company has accrued with respect to the Company’s obligations hereunder. Except as provided in Section 7.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event under Article 2 or Article 3.

7.3	Plan Terminations Under Section 409A. Notwithstanding anything to the Contrary in Section 7.2, if the Company terminates this Agreement in the following circumstances:

(a)	Within thirty (30) days before, or twelve (12) months after a change in the ownership or control of the Company, or in the ownership of a substantial portion of the assets of the Company as described in Section 409A(2)(A)(v) of the Code, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Company’s arrangements which are substantially similar to the Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b)	Upon the Company’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)	Upon the Company’s termination of this and all other non-account balance plans (as referenced in Section 409A of the Code or the regulations thereunder), provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and the Company does not adopt any new non-account balance plans for a minimum of five (5) years following the date of such termination;

the Company may distribute the amount the Company has accrued with respect to the Company’s obligations hereunder, determined as of the date of the termination of the Agreement, to the Executive in a lump sum subject to the above terms.

Article 8

Miscellaneous

8.1	Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, administrators and transferees.

8.2	No guaranty of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

8.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

8.4	Tax Withholding. The Company may withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

8.5	Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of Montana, except to the extent preempted by the laws of the United States of America.

8.6	Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

8.7	Compliance with Section 409A. This Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the effective date of this Agreement.

IN WITNESS WHEREOF, the Executive and a duly authorized Company officer have signed this Agreement.

COMPANY:	AMERICAN FEDERAL SAVINGS BANK

By:
	Title:	EVP/CFO

EXECUTIVE:
	Title:	Sr. VP/Operations
	Date:	1-25-07

Schedule A - Rachel R. Amdahl

		Created On: March 19, 2007					Revised on:

Period Ending	Age	Life Expectancy	Discount Rate	Schedule A Accrual Balance	Payout Length in Months	Early Retirement Benefit Annual Benefit	Disability Benefit Annual Benefit	Termination at Request of Company Annual Benefit	Death During Active Service Annual Benefit*
(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)
October 31, 2007	39	83	6.25%	5,490	529	0	365	365	31,600
October 31, 2008	40	83	6.25%	11,334	517	0	756	756	31,600
October 31, 2009	41	83	6.25%	17,553	505	0	1,177	1,177	31,600
October 31, 2010	42	83	6.25%	24,173	493	0	1,629	1,629	31,600
October 31, 2011	43	83	6.25%	31,218	481	0	2,115	2,115	31,600
October 31, 2012	44	83	6.25%	38,717	469	0	2,638	2,638	31,600
October 31, 2013	45	83	6.25%	46,697	457	0	3,202	3,202	31,600
October 31, 2014	46	83	6.25%	55,191	445	0	3,809	3,809	31,600
October 31, 2015	47	83	6.25%	64,232	433	0	4,465	4,465	31,600
October 31, 2016	48	84	6.25%	73,854	433	0	5,133	5,133	31,600
October 31, 2017	49	84	6.25%	84,095	421	0	5,890	5,890	31,600
October 31, 2018	50	84	6.25%	94,994	409	0	6,708	6,708	31,600
October 31, 2019	51	84	6.25%	106,595	397	0	7,593	7,593	31,600
October 31, 2020	52	84	6.25%	118,942	385	0	8,553	8,553	31,600
October 31, 2021	53	84	6.25%	132,083	373	0	9,594	9,594	31,600
October 31, 2022	54	84	6.25%	146,069	361	0	10,726	10,726	31,600
October 31, 2023	55	84	6.25%	160,955	349	0	11,959	11,959	31,600
October 31, 2024	56	84	6.25%	176,798	337	0	13,303	13,303	31,600
October 31, 2025	57	84	6.25%	193,660	325	0	14,771	14,771	31,600
October 31, 2026	58	85	6.25%	211,607	325	0	16,140	16,140	31,600
October 31, 2027	59	85	6.25%	230,709	313	0	17,857	17,857	31,600
October 31, 2028	60	85	6.25%	251,039	301	19,742	19,742	19,742	31,600
October 31, 2029	61	35	6.25%	272,676	289	21,815	21,815	21,815	31,600
October 31, 2030	62	85	6.25%	295,706	277	24,102	24,102	24,102	31,600
October 31, 2031	63	85	6.25%	320,216	265	26,633	26,633	26,633	31,600
October 31, 2032	64	86	6.25%	346,304	265	28,802	28,802	28,802	31,600
September 30, 2033	65	86	6.25%	371,689	253	31,600	31,600	31,600	31,600

*	All monthly payments are guaranteed for 180 months should the participant die during payout.